UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2026

CALUMET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42172	36-5098520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1060 N Capitol Ave

Suite 6-401

Indianapolis, Indiana 46204

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 7, 2026, Calumet, Inc. (the “Company”), Calumet Specialty Products Partners, L.P. (the “Partnership”), Calumet Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), Calumet GP, LLC (the “General Partner”) and certain subsidiary guarantors named therein (the “Subsidiary Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with BofA Securities, Inc. as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $405.0 million aggregate principal amount of the Issuers’ 9.75% Senior Notes due 2031 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Notes will mature on February 15, 2031 and will be issued at 98.996% of par for net proceeds of approximately $393.0 million, after deducting the Initial Purchasers’ discount and estimated offering expenses. The closing of the issuance of the Notes is expected to occur on January 12, 2026, subject to customary closing conditions. The Company intends to use the net proceeds from the offering of the Notes, together with cash on hand and borrowings under its revolving credit facility, to redeem all of the Issuers’ outstanding 11.00% Senior Notes due 2026 (the “2026 Notes”) and all of the Issuers’ outstanding 8.125% Senior Notes due 2027 (the “2027 Notes”), in each case, on or before January 21, 2026.

Certain of the Initial Purchasers and their affiliates have engaged in, are engaged in and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. The Initial Purchasers have received, or may in the future receive, customary fees and commissions for these transactions. Bank of America, N.A., an affiliate of one of the Initial Purchasers, is the administrative agent under the Issuers’ revolving credit facility. Additionally, certain of the Initial Purchasers or their affiliates may hold 2026 Notes and/or 2027 Notes and, therefore, may receive a portion of the net proceeds from the offering of the Notes. The Company has also entered into, in the ordinary course of business, various derivative financial instrument transactions related to its crude oil and natural gas purchases and sales of finished fuel products, including diesel and gasoline crack spread hedges, with certain affiliates of certain of the Initial Purchasers.

The Purchase Agreement contains customary representations, warranties and agreements of the Company, the Issuers, the General Partner and the Subsidiary Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated herein by reference.

Item 8.01	Other Events.

On January 7, 2026, the Company issued a press release announcing the pricing of the Notes described in Item 1.01 of this report, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

1.1	Purchase Agreement, dated January 7, 2026, by and among the Partnership, Finance Corp., the Company, the General Partner, the Subsidiary Guarantors and the Initial Purchasers named therein, relating to the offering of the Notes.

99.1	Press Release, dated January 7, 2026, announcing the pricing of the Notes.

104	Cover Page Interactive Data File- the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET, INC.

Date: January 8, 2026	By:	/s/ David Lunin
	Name:	David Lunin
	Title:	Executive Vice President and Chief Financial Officer